Exhibit 10.50

November 7, 2016

Daniel A. Decker
111 Westwood Place, Suite 400
 Brentwood, TN 37027

Re:          Compensation Arrangements

Dear Mr. Decker:

As you know, the Board of Directors (the "Board") of Brookdale Senior Living Inc. (the "Company") has appointed you to serve as Executive Chairman of the Board effective November 1, 2016.  In light of your acceptance of such appointment, and upon the recommendation of the Compensation Committee of the Board (the "Committee"), the Board has approved certain changes to your existing compensation arrangements, summarized below and effective as of November 1, 2016.

1.          Cash Compensation.  You will continue to be eligible to receive an annual cash retainer of $100,000 and cash meeting fees of $3,000 for each meeting of the Board and $2,000 for each meeting of the committees of the Board that you attend in person or by phone in your capacity as a member or Executive Chairman, subject to a maximum of $75,000 of meeting fees each fiscal year.  Your annual cash retainer for service as Chairman of the Board will be increased from $250,000 to $500,000 while you are serving as Executive Chairman.  The foregoing amounts are payable quarterly in arrears and, subject to Section 4, will be pro-rated to reflect any partial year's service.  Notwithstanding anything herein to the contrary, 50% of the foregoing cash amounts for your service during 2016 will be payable in restricted stock units under the Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan (the "Plan") pursuant to your election dated December 23, 2015.  Your position is considered exempt and you are not eligible for overtime compensation.  You will not be eligible to participate in the Company's annual cash incentive plans.

2.          Equity Compensation.  For your service as Executive Chairman through 2017, the Committee previously granted you an aggregate of 52,491 shares of restricted stock under the Plan.  These shares are subject to the terms of the Plan and the restricted stock award agreements previously furnished to you.

3.          Benefits.  You will continue to be eligible to receive coverage for yourself and your dependents under the Company's group health plan on the terms generally applicable to other participants in such plan.

4.          Severance Arrangements.  You acknowledge and agree that you will not participate in the Company's Severance Pay Policy, Tier I, as amended, applicable to other

Daniel A. Decker
November 7, 2016

executive officers of the Company or any other severance policy applicable to associates of the Company.  In lieu thereof, the parties agree that if your service as Executive Chairman is terminated without Cause (as defined in the Plan) prior to December 31, 2017, you will be eligible to continue to receive the cash compensation that would have been payable to you through December 31, 2017 on the same payment schedule discussed above (assuming, for purposes of such calculation, that you would be entitled to the maximum amount of meeting fees that would have been payable to you).

5.          Cooperation.  Following termination of your service as Executive Chairman, you agree to fully cooperate with the Company, its attorneys, agents, representatives, and employees with respect to legal and business matters that are either known at the time of your termination or that may later become known.  Cooperation includes but is not limited to release of documents, review of documents, and attending depositions, hearings, and trials on reasonable notice.  The Company agrees to provide you with reasonable compensation for your time in connection with any such cooperation.

Please affirm your acceptance of this letter by signing in the space below and returning one signed original copy to me.

Sincerely,

Brookdale Senior Living Inc.

/s/ T. Andrew Smith
T. Andrew Smith
President and Chief Executive Officer

Acknowledged and Agreed:

/s/ Daniel A. Decker
Daniel A. Decker
Date: November 7, 2016